EXHIBIT 99.1
Resignation Letter of Thomas Hoeder

Date: February 25, 2020

To: The Board of Directors of NOWEA Energy, Inc.

Gentlemen:

Please accept my resignation as Secretary of NOWEA Energy, Inc., effective immediately.

Sincerely,
/s/ Thomas Hoeder